UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2018

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.

1-16681	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 8, 2018, the Spire Inc. (“Spire”) Board of Directors, upon the recommendation of the Compensation Committee, adopted and approved an amendment to the Spire Deferred Income Plan (“DIP”), which becomes effective January 1, 2019. The DIP affords eligible directors and officers of Spire (including its named executive officers) and its designated subsidiaries the ability to defer the receipt of a portion of their compensation, which will accrue earnings, with such deferrals forming the basis for benefits upon termination, death, or disability.
The amendment to the DIP updates the current plan, which was last amended effective January 1, 2018, to add a restorative contribution to the DIP to account for any missed 401(k) match on the amounts that participants defer to the DIP. Spire’s 401(k) plan provides a five percent (5%) match on eligible 401(k) compensation. Amounts that participants defer into the DIP reduce the amount of eligible 401(k) compensation. Accordingly, the total match received by participants of the 401(k) plan may be reduced due to participation in the DIP. The amendment provides for a contribution equal to the amount of the matching contribution that would have been made to a participant’s 401(k) plan account if the DIP deferrals had not been deferred and were instead includible in compensation for purposes of calculating the 401(k) plan match, subject to the limits established by Code Section 401(a)(17). This contribution will apply for deferrals made on and after January 1, 2019.
The foregoing description of the amendment to the DIP is qualified in its entirety by reference to the provisions, including defined terms, of the amendment to the DIP, which is filed herewith as Exhibit 10.1 to this Current Report, and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is filed as part of this report:

10.1	Amendment 3 to Spire Deferred Income Plan effective January 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Spire Inc.

Date: November 14, 2018	By:	/s/ Steven P. Rasche
Steven P. Rasche, Executive Vice President and Chief Financial Officer